Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion, as an exhibit, in the S-1 Filing of Oriel Energy, Inc., of our report dated September 20, 2021 on our audit of the consolidated financial statements of Genie Retail Energy International, LLC as of December 31, 2020 and 2019.

/s/ Zwick & Banyai, PLLC
Southfield, Michigan
September 20, 2021